Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement of Gas Natural Inc. on Form S-8 (File No. 333-123341) of Gas Natural Inc. of our report dated April 4, 2011, relating to our audit of the consolidated financial statements, and the financial statement schedule, which appear in Gas Natural Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.
HEIN & ASSOCIATES LLP
Denver, Colorado
April 4, 2011